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                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                             HINES NURSERIES, INC.,


                              KW MOHAWK VALLEY LLC,


                               621 EAST MAPLE LLC,


                                DANVILLE PA LLC,


                                  KW UTICA LLC,


                                KW NEWARK LLC AND


                                 KW DANVILLE LLC


                                   DATED AS OF


                                 JANUARY 9, 2007


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                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of January 9, 2007 (the "EFFECTIVE DATE"), by and among Hines Nurseries, Inc., a California corporation ("SELLER"), and KW Mohawk Valley LLC ("MOHAWK"), 621 East Maple LLC ("621"), Danville PA LLC ("PA"), KW Utica LLC ("UTICA"), KW Newark LLC ("NEWARK") and KW Danville LLC ("DANVILLE"), each a New York limited liability company. Mohawk, 621, PA, Utica, Newark and Danville are collectively referred to herein as "BUYER."

                                    RECITALS
                                    --------

                  A. Seller owns certain real property located in the Village of Newark, County of Wayne, State of New York, and more particularly described in EXHIBIT A attached hereto and incorporated herein by this reference (the "NEWARK PROPERTY").

                  B. Seller owns certain real property located in the City of Utica, County of Oneida, State of New York, and more particularly described in EXHIBIT B attached hereto and incorporated herein by this reference (the "UTICA PROPERTY," and together with the Newark Property, the "FEE PROPERTIES").

                  C. Seller is currently a hold over tenant under that certain Lease Agreement (the "PRIOR LEASE") dated May 6, 1981, as amended with PPL Generation, LLC, as landlord ("PPL"), for the premises located in Danville, Pennsylvania and more particularly described in the Prior Lease (the "LEASED PROPERTY," and collectively with the Fee Properties, the "PROPERTY").

                  D. Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and deliver to Buyer, all of Seller's right, title and interest in and to (i) the Newark Property; (ii) the Utica Property; and (iii) the potting machinery, office furnishings and equipment, inventory, racks, other assets and greenhouses, as further described below.

                  NOW, THEREFORE, in consideration of the mutual promises set forth herein and intending to be bound hereby, the parties hereby agree as follows:

                                    AGREEMENT
                                    ---------

         1. PURCHASE AND SALE OF ASSETS AT THE CLOSING.

                  1.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein), Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer and deliver to Buyer all of Seller's right, title and interest in and to (i) the potting machinery, office furnishings and office equipment, inventory, racks, other assets and greenhouses described below and listed on Schedules 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e) and 1.1(f) hereto (collectively, the "OPERATING ASSETS") as follows: (A) those Operating Assets located at the Newark Property shall be purchased by Newark; (B) those Operating Assets located at the Utica Property shall be purchased by Utica; and (C) those Operating Assets located at the Leased Property shall be purchased by Danville; (ii) the Newark Property, which shall be purchased by 621; and (iii) the Utica Property, which shall be purchased by Mohawk. The Operating Assets and the Fee Properties shall be collectively referred to herein as the "PURCHASED ASSETS."


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                           (a) POTTING MACHINERY. The potting machinery listed
and described on SCHEDULE 1.1(A) (the "POTTING Machinery").

                           (b) OFFICE FURNISHINGS AND OFFICE EQUIPMENT. The
office furnishings and office equipment listed and described on SCHEDULE 1.1(B) (the "OFFICE EQUIPMENT").

                           (c) INVENTORY. Subject to the next sentence, all
inventory items and related materials and supplies (each an "INVENTORY ITEM") listed and described on SCHEDULE 1.1(C) and located on the Property at the Closing (the "INVENTORY"). Buyer acknowledges that Inventory Items and other products may be sold by Seller for Seller's benefit in the ordinary course of Seller's business up to and through the close of business on the Closing Date (defined below) and that neither such items which have been sold up to and through the close of business on the Closing Date nor the resulting accounts receivable are being sold to Buyer hereunder. For purposes of this Agreement, the terms "Inventory" and "Purchased Assets" shall not include any Inventory Items or other products sold by Seller in the ordinary course of Seller's business up to and through the close of business on the Closing Date.

                           (d) RACKS. The racks listed and described on SCHEDULE
1.1(D) (the "INITIAL RACKS").

                           (e) OTHER ASSETS. All other assets listed and
described on SCHEDULE 1.1(E) (the "OTHER ASSETS").

                           (f) GREENHOUSES. The greenhouses located on the
Leased Property and listed and described on SCHEDULE 1.1(F) (the "GREENHOUSES").

                  1.2 EXCLUDED ASSETS. Seller shall not sell, assign, transfer or convey to Buyer, and Buyer shall not purchase from Seller, any inventory, property, item or asset of Seller other than those described or listed in
Section 1.1 and described or listed on Schedules 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e) and 1.1(f), including, without limitation, any accounts receivable of Seller (the "EXCLUDED ASSETS").

                  1.3 ASSUMED LIABILITIES.


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                           (a) Subject to the terms and conditions of this
Agreement, at the Closing, Seller shall assign (to the extent assignable) all of its rights, and Buyer shall assume and agree to pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, all liabilities and obligations of Seller arising from or relating to the contracts, agreements and unfulfilled purchase orders listed on SCHEDULE 1.3 to the extent such liabilities and obligations arise on or after the Closing Date (the "ASSUMED LIABILITIES"); and

                           (b) Except for the Assumed Liabilities, Buyer shall
not assume any liabilities or obligations of Seller.

                  1.4 CONSENTS TO ASSIGNMENTS; Notwithstanding anything in this Agreement, the Assignment and Assumption Agreement (as defined below) or any bill of sale to the contrary, to the extent that any of the Assumed Liabilities is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person, or if such sale, assignment transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, neither this Agreement nor the Assignment and Assumption Agreement nor any bill of sale shall constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. After the Closing, until any Assumed Liability has been validly and effectively assigned to Buyer, Seller shall hold such Assumed Liability for the benefit of Buyer and Buyer shall be entitled to receive all benefits under such Assumed Liability (the "Interests") and Buyer shall be solely and unconditionally responsible for all liabilities and obligations arising in connection with or related to such Interests and pay, perform and otherwise discharge the same as they will become due to the extent such liabilities or obligations arise on or after the Closing Date.


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         2. PURCHASE PRICE; PAYMENT TERMS.

                  2.1 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") shall be an amount equal to the sum of:

         (a) Land, Greenhouses, Potting Machinery and Office Equipment,
Furniture

           Danville
              Buildings, Greenhouses and Other Improvements to
              Real Property                                         $ 1,837,428
              Potting Machinery and Office Equipment                $   210,870
              Furniture                                             $    14,405

           Newark
              Land                                                  $   100,000
               Buildings, Greenhouses and Other Improvements to
              Real Property                                         $   708,890
              Potting Machinery and Office Equipment                $   129,300
              Furniture                                             $     1,810

           Utica
              Land                                                  $   100,000
              Buildings, Greenhouses and Other Improvements to
              Real Property                                         $ 1,406,807
              Potting Machinery and Office Equipment                $   180,900
              Furniture                                             $     8,293
                                                         Subtotal   $ 4,698,703

         (b) Plus the following

           Initial Racks                                            $   557,750
           Other Assets                                             $   300,000
           Closing Inventory Value (as defined below)               $ 1,193,427
           Less Credit for Leighow Contract                         $   (41,412)
                                                         Subtotal   $ 2,009,765

                                                            Total   $ 6,708,468


                  2.2 DEPOSIT. On the Effective Date, Buyer shall deposit by cashier's check or wire transfer of immediately available federal funds into the Escrow provided for in Section 3 the sum of Two Hundred Twenty Five Thousand and 00/100 Dollars ($225,000.00) (the "DEPOSIT"). Escrow Holder (as defined below) shall, without any requirement for further instructions, immediately release the Deposit to Seller, which funds shall become non-refundable in all instances other than a termination of this Agreement due to Seller's default hereunder. The Deposit will be credited against the Purchase Price. If requested by Buyer, prior to any disbursement to Seller hereunder, the Deposit shall be deposited by Escrow Holder into an interest-bearing account selected by Buyer. The interest earned on the Deposit prior to disbursement of the Deposit to Seller shall, at


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the time of Closing, be paid to Seller and credited against the Purchase Price or, in the event that this Agreement is terminated, the interest on the Deposit shall be paid to Buyer, unless such termination is a result of Buyer's default under the terms hereof in which case the interest on the Deposit shall be released to Seller. Buyer shall not be entitled to any interest on the Deposit from and after its disbursement hereunder to Seller. In addition to all of Seller's rights and remedies under this Agreement and applicable law, Seller shall have the right to terminate this Agreement if for any reason Buyer shall fail to make the Deposit required to be made by Buyer when due hereunder.

                  2.3 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall pay the Purchase Price less the Deposit released to Seller pursuant to Section 2.2 above into Escrow (as defined below) by wire transfer in immediately available funds.

                  2.4 SALES, USE AND TRANSFER TAXES. Buyer and Seller agree that any and all excise, deed, documentary, stamp or transfer tax and similar conveyance taxes or charges payable in connection with the transfer of the Fee Properties shall be paid by Seller (expressly excluding any mortgage taxes)